RESIGNATION AND CONSULTING AGREEMENT



        This Resignation and Consulting Agreement (the "Agreement") is made by and between CARRINGTON LABORATORIES, INC., a Texas corporation ("Carrington"), and LUIZ F. CERQUEIRA ("Cerqueira") for the purpose of documenting the terms of Cerqueira's resignation as an officer and employee of Carrington and his engagement as a consultant to Carrington, all as set forth below:

        1. Resignation. Effective May 31, 1998 (the "Resignation Date"), (a) Cerqueira hereby voluntarily resigns from all positions that he occupies as an employee and/or officer of Carrington and any of its subsidiary corporations, including but not limited to his position as Vice President, Manufacturing and Operations, of Carrington; and (b) the letter agreement between Carrington and Cerqueira dated July 6, 1993 and signed by Cerqueira on July 6, 1993, is hereby terminated in its entirety.

             (a) Compensation and Benefits. Through the Resignation Date, Carrington shall pay Cerqueira his regular compensation at the rate currently in effect, less all legal deductions, and all benefits to which he is currently entitled under Carrington s existing employee benefit plans and policies. Carrington shall pay Cerqueira for any vacation time that is accrued and unused as of the Resignation Date. Cerqueira acknowledges that he is not and will not be entitled to receive anything under Carrington's 1995 Management Compensation Plan.

             (b) Reimbursement of Expenses. Carrington shall reimburse Cerqueira for all reasonable and properly reimbursable business expenses incurred by him prior to the Resignation Date promptly after Cerqueira timely submits a proper expense report and supporting documentation to Carrington.

             (c) Stock Options. On the Resignation Date, Cerqueira shall surrender to Carrington all of the stock options previously granted to him by Carrington that are then outstanding (the "Old Options"), subject to his receipt of the New Options provided for in Section 4(d) of this Agreement.

             (d) Authority. After the Resignation Date, (i) Cerqueira will not be, and will not hold himself out as being, a director, officer or employee of Carrington or any of its subsidiary corporations, and (ii) Cerqueira will not be obligated or authorized, and will not hold himself out as being authorized, to make any representations, enter into any contracts, commitments, or obligations, or perform any other acts as any kind whatsoever on behalf of Carrington or any of its subsidiary corporations, except to the extent, if any, that the President or a Vice President of Carrington expressly authorizes him to do so in connection with his performance of Services, as that term is defined in Section 3 of this Agreement.

        2. Consulting Term. Beginning June 1, 1998, Cerqueira shall serve as a consultant to Carrington for a term (the "Consulting
   Term") that shall end on the earliest to occur of the following dates:

        (a)  February 28, 1999;

        (b)  the date of Cerqueira's death;

        (c) the date on which Carrington's President and/or Board of Directors elects to terminate the Consulting Term for "Cause", as hereinafter defined;

        (d) the date on which Cerqueira becomes a full-time employee of a third party, or enters into any employment arrangement with a third party that in the good faith opinion of Carrington's President or Board of Directors creates a conflict or potential conflict with the best interests of Carrington; or

        (e) the date on which Carrington and Cerqueira mutually agree in writing to terminate the Consulting Term.

             For purposes of this Paragraph 2, the term "Cause" shall mean any of the following: (a) any act by Cerqueira that is, in the good faith opinion of Carrington's President or Board of Directors, adverse to the best interests of Carrington; (b) conduct by Cerqueira that (i) constitutes willful misconduct or gross negligence  in  the  performance of his assigned Services, (ii) is in derogation  of  his  duties  or  obligations under this Agreement, or
   (iii) constitutes fraud, dishonesty, or a criminal act, whether or not with respect to Carrington, or (c) Cerqueira's failure to substantially perform his assigned duties as a consultant to Carrington (including but not limited to his failure to be available to perform the Services requested by Carrington on the dates set forth in Schedule A hereto and at the locations requested by Carrington, or on such other dates and/or at such other locations as shall be determined by mutual agreement of Carrington and Cerqueira, or his failure to meet objective criteria established by mutual agreement of Carrington and Cerqueira).

             The expiration or termination of the Consulting Term shall not terminate any rights of either party that shall have accrued at or prior to the time of such expiration or termination, including but not limited to the right of either party to recover damages from the other party due to the other party's breach of this Agreement.

        3. Consulting Services. During the Consulting Term, Cerqueira shall perform for Carrington such consulting services as Carrington from time to time reasonably requests ("Services"). The Services requested by Carrington may be of the same general nature as the services that Cerqueira performed for Carrington while in its employ, other duties necessary to manage the production and shipment of Carrington products to customers, distributors and licensees worldwide, and other duties as may be assigned from time to time related to the international business of Carrington. Cerqueira agrees to make himself fully available to Carrington to perform Services on the dates set forth on Schedule A attached to this Agreement and made a part hereof, unless Carrington agrees to amend such schedule at least ten business days in advance of the date of any proposed scheduling change. Notwithstanding the foregoing, however, Cerqueira shall not be required to perform Services for more than three days per business week (Monday through Friday), unless he and Carrington agree otherwise. Carrington shall not be obligated to request the performance of any Services by Cerqueira.

        4.   Consulting Compensation and Benefits.

             (a) Compensation. Cerqueira's compensation during the Consulting Period shall be the total sum of $115,875.00, payable as follows: (a) $38,625.00 within five business days of the Effective Date of this Agreement, as defined by Paragraph 16 below, less the amount of $6,000.00 advanced to Cerqueira by Carrington on May 22, 1998 in good faith that this Agreement will be accepted and executed by Cerqueira, and (b) $9,656.25 on the first day of each calendar month (or, if the first day of a month is a Saturday, Sunday or holiday, on the last business day preceding the first day of such month) beginning July 1, 1998 and ending with a final payment February 1, 1999. Carrington shall deduct from such retainer the cost payable by Cerqueira for participating in Carrington's group insurance plan(s) as contemplated by Section 4(c) of this Agreement.

             (b) Reimbursement of Expenses. Carrington shall reimburse Cerqueira for all reasonable and properly reimbursable business expenses incurred by him during the Consulting Term in connection with his performance of Services (including reasonable expenses for travel, meals and lodging, if he is required to travel in connection with the performance of his Services), provided (i) Cerquiera obtains advance written authorization from the President or a Vice President of Carrington to incur such expenses and
             (ii) Cerqueira timely submits a proper expense report and supporting documentation to Carrington.

             (c) Group Insurance. During the Consulting Term, Cerqueira may participate in Carrington's group health insurance plan, subject to the terms of such plan and provided he timely pays any cost that he is required to pay in connection therewith. Unless earlier terminated in accordance with the terms of such plan, Cerqueira s participation in such plan shall terminate upon the expiration or termination of the Consulting Term, except to the extent (if any) that he is entitled, and elects, to continue insurance coverage thereafter at his own expense pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985.

             (d) Stock Options. In consideration of Cerqueira's agreement to all of the terms and conditions of this Agreement, and also in consideration of and subject to Cerqueira's surrender to Carrington on the Resignation Date of all of the Old Options, Carrington shall grant to Cerqueira, effective as of the first day of the Consulting Term and pursuant to Carrington's 1995 Stock Option Plan, as amended (the "Option Plan"), new stock options (the "New Options") as follows: (a) an option to purchase 17,050 shares of Carrington common stock at an exercise price of $13.125, such shares to be fully vested upon grant; (b) an option to purchase 7,500 shares of the Carrington common stock at an exercise price of $11.125, such shares to be fully  vested  upon  grant;  and  (c) an option to purchase
             8,788 shares of Carrington common stock at an exercise price equivalent to the closing price of Carrington common stock on Nasdaq as of the date of grant, such shares to vest fully on January 30, 1999. The New Options (i) shall not be incentive stock options within the meaning of
             Section 422 of the Internal Revenue Code of 1986, as amended; (ii) shall expire and become null and void on March 30, 1999, and shall in no event be exercisable after the earlier of (A) the thirtieth day after the expiration or termination of the Consulting Term for any reason other than Cerqueira's death or (B) March 30, 1999, if the Consulting Term expires or terminates before February 28, 1999 due to Cerqueira's death, and (iii) shall comply with the provisions of Article V and all other applicable provisions of the Option Plan.

        5. Independent Contractor. During the Consulting Term, Cerqueira shall be an independent contractor of Carrington and shall not be considered an employee of Carrington for any purpose whatsoever. Accordingly, Carrington will not withhold any amounts for income or employment taxes from the compensation it pays him under Section 4(a) of this Agreement, and Cerqueira shall be responsible for paying all income and self-employment taxes payable with respect to such compensation.

        6. Return of Property. Cerqueira acknowledges his obligation to return to Carrington any and all items of its property, including without limitation keys, computers, software, calculators, equipment, c r edit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer lists and files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, product samples, computer tapes and diskettes or other portable media, computer-
   readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during the course of his employment with Carrington. Such of Carrington s property as is not needed for the conduct of Cerqueira's duties during the Consulting Term will be returned by not later than June 10, 1998; and all other items will be returned by not later than the date of the expiration of the Consulting Term.

        7. Use of Confidential Information. Cerqueira acknowledges that (i) he is a party to an existing agreement entitled Employee's Confidentiality and Noncompetition Agreement, a copy of which is attached hereto as Exhibit A and is hereby reconfirmed and ratified, his obligations under which continue in full force and effect and undiminished in any way by this Agreement; and (ii) all of the documents and information to which he presently has during his employment or will during the Consulting Term have had access , including but not limited to all information pertaining to any specific business transactions in which Carrington or any of the other Released Parties (as defined in Paragraph 8 below) were, are, or may be involved, all information concerning salary and benefits paid to current or former employees of Carrington or any of the other Released Parties, all personnel information relating in any way to current or former employees of Carrington or those of any of the other Released Parties, all information pertaining in any way to customers and suppliers of Carrington or those of any of the other Released Parties, pricing information, all financial and budgetary information, information regarding Carrington's sales methods and techniques, information regarding Carrington's training methods and techniques, all other information specified in Paragraph 6 above, and in general, the business and operations of Carrington or any of the other Released Parties are considered confidential and are not to be disseminated or disclosed by Cerqueira to any other parties, except as may be required by law or judicial process. In the event it appears that Cerqueira will be compelled by law or judicial process to disclose such confidential information, to avoid potential liability Cerqueira should notify Carrington's president and CEO in writing immediately upon his receipt of a subpoena or other legal process.

        8.   General  Release.    In  consideration  of the remuneration
   provided pursuant to Paragraph 4 hereof, Cerqueira and his family members, heirs, successors, and assigns (collectively the "Releasing Parties") hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that Cerqueira or any of the other Releasing Parties, individually, collectively, or otherwise, may have or assert against: (i) Carrington; (ii) any parent company, subsidiary, or affiliated company of Carrington; or (iii) any officer, director, stockholder, fiduciary, agent, employee, representative, insurer, attorney, or any successors and assigns of the entities just named (collectively the "Released Parties"). This General Release includes but is not limited to any claim or demand based on any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of Cerqueira's employment relationship with Carrington. Thus, Cerqueira and the other Releasing Parties agree not to make any claims or demands against Carrington or any of the other Released Parties such as for wrongful discharge, unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination; retaliation; breach of contract (express or implied); breach of the duty of good faith in and fair dealing; violation of the public policy of the United States, the State of Texas, or any other state; intentional or negligent infliction of emotional distress, tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional misrepresentation or fraud; invasion of privacy; loss of consortium; assault; batter; conspiracy; bad faith; negligent hiring, retention, or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, the Texas Wage Payment Statute.

        The effect of Cerqueira's acceptance of this Agreement is to release, acquit, and forever discharge any and all claims and demands of whatever kind or character that he or any of the other Releasing Parties may now have or hereafter have or assert against Carrington or any of the other Released Parties for any liability, whether vicarious, derivative, or direct. This release includes any claims or demands for damages (actual or punitive), back wages, future wages or front pay, commissions, bonuses, severance benefits, medical expenses and the costs of any counseling, reinstatement or priority placement, promotion, accrued vacation leave benefits, past and future medical or other employment benefits (except as to which there is existing contractual or vested entitlement) including contributions to any employee benefit plans, retirement benefits (except as to which there is vested entitlement), relocation expenses, compensatory damages, injunctive relief, liquidated damages, penalties, equitable relief, attorney's fees, costs of court, disbursements, interest, and any and all other loss, expense, or detriment of whatever kind or character, resulting from, growing out of, connected with, or related in any way to the formation, continuation, or termination of his employment relationship with Carrington. This General Release applies and is fully enforceable with respect to all rights or claims existing on or before the date this Agreement is executed by Cerqueira, and does not act to waive any rights or claims that arise after the date of execution.

        9.   Confidentiality,   Nonprosecution,   Nondisparagement   and
   Cooperation.

        (a) The terms of this Agreement shall be and remain confidential, and shall not be disclosed by Cerqueira to any persons other than the Releasing Parties and Cerqueira's attorney and accountant or tax return preparer if such persons have agreed to keep such information confidential. If any confidential information is released by Cerqueira, such release shall be grounds for immediate termination of all benefits listed herein. Notwithstanding the foregoing, either Cerqueira or Carrington may make any disclosures concerning the terms of the Agreement that are required by law.

        (b) Except as requested by Carrington or as compelled by law or judicial process, Cerqueira will not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys (i) in any proceeding, investigation, or inquiry raising issues under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, the Texas Wage Payment Statute, or any other federal, state, or local law involving the formation, continuation, or termination of Cerqueira's employment relationship, or the employment of other persons by Carrington or any of the other Released Parties; or (ii) in any other litigation against Carrington or any of the other Released Parties.

        (c) Except as permitted by law, Cerqueira will not initiate any investigation or inquiry, or any other action of any kind, including an administrative charge with any governmental agency, with respect to Carrington's facilities, employment practices, or business operations, relating to the termination of his employment as provided for in this Agreement.

        (d) Cerqueira will not make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of Carrington's or any of the other Released Parties business or employment practices, or any other disparaging or derogatory remarks about Carrington or any of the other Released Parties, their officers, directors, stockholders, managerial personnel, or other employees.

        (e) It shall not be a breach of the obligations set forth in this Paragraph 9 for Cerqueira, his spouse, or his attorneys to state to any person that any differences, if he believes any to exist, between Cerqueira and Carrington have been settled or satisfactorily resolved.

        (f)  During  and  after  the  Consulting  Term  with Carrington,
        Cerqueira agrees to cooperate fully and completely with Carrington, or the other Released Parties in any matter related to Carrington's business or activities, as follows: to be available at mutually agreeable times, personally or by telephone, as necessary, (i) at such reasonable times and without unreasonable interference with his future employment or personal activities, to provide such information as may be from time to time requested by Carrington in its sole discretion in connection with various matters in which Cerqueira was involved during his employment with Carrington; and (ii) in all pending and future litigation involving Carrington or any of the other Released Parties, which obligation includes promptly meeting with counsel for Carrington and/or the other Released Parties at reasonable times upon its or their request, and providing testimony in court or upon deposition that is truthful, accurate, and complete, according to information known to him. If Cerqueira appears as a witness in any pending or future litigation at the request of Carrington or any of the other Released Parties, Carrington agrees to reimburse Cerqueira, upon submission of substantiating documentation, for necessary and reasonable expenses, including actual lost earnings, incurred by him as a result of his testifying.

        10. Agreement Regarding Solicitation of Employees, Customers and Suppliers. For a period of one year following the Resignation Date, and thereafter to the extent provided by law, Cerqueira will not, directly or indirectly, for his own account or for the benefit of any other person or party:

        (a) Solicit, induce, entice, or attempt to entice any employee, contractor, or subcontractor of Carrington to terminate his or her employment or contract with Carrington, or

        (b) Solicit, induce, entice or attempt to entice any customer or supplier of Carrington, including any firms that have been customers or suppliers of Carrington within one year preceding the Resignation Date, to terminate its business relationship with Carrington.

        Should Cerqueira breach this obligation, Carrington will be entitled to enforce the provisions of this Paragraph 10 by seeking injunctive relief in addition to recovering any monetary damages Carrington may sustain as a result of such breach, and Cerqueira may be required to repay any amounts provided to him under the provisions of Paragraph 4 of this Agreement.

        11. Effect and Use of Agreement. This Agreement does not in any manner constitute an admission of liability or wrongdoing on the part of Carrington or any of the other Released Parties, but Carrington expressly denies any such liability or wrongdoing. Except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative or arbitral proceeding as an admission of any kind by Carrington or any of the other Released Parties.

        12. Authority to Execute. Cerqueira represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties. Cerqueira further agrees to indemnify fully and hold harmless Carrington and any of the other Released Parties from any and all claims brought by the Releasing parties or derivative of his own with respect to the subject matter of this Agreement, including the amount of any such claims Carrington or any of the other Released Parties are compelled to pay, and the costs and attorney's fees incurred in defending against all such claims.

        13. Governing Law and Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by and construed in accordance with the laws of the State of Texas. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions, and, in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

        14. Effect of Breach. Cerqueira acknowledges and agrees that should he or any of the other Releasing Parties breach any of their obligations set forth in this Agreement, (i) Carrington will have no further obligation to comply with its undertakings in Paragraphs 2, 3 and 4 hereof, but all of the other provisions of this Agreement shall remain in full force and effect; (ii) Cerqueira may be required to repay any payments made to him and reimburse Carrington for any payments made on his behalf or for his benefit pursuant to Paragraphs 2 and 4 hereof; and (iii) the Releasing Parties also may be liable for any of the Released Parties damages caused by the breach, including without limitation their costs and attorney's fees incurred in defending claims brought in breach of this Agreement or bringing claims to enforce this Agreement.

        15. Time for Consideration, Consultation with Attorney, and Knowing and Voluntary Action. Cerqueira acknowledges that (i) he has had the opportunity to consider the terms of the General Release contained in Paragraph 8 above, including its waiver of any claims under the Age Discrimination in Employment Act, for more than 21 days; (ii) he has been advised by Carrington of his right to consult an attorney of his choosing in connection with his consideration of the terms of this Agreement, including such General Release and waiver; and (iii) his execution of this Agreement is knowing and voluntary.

        16. Effective Date. This Agreement will become effective and enforceable upon the expiration of seven days after Cerqueira s execution of it (the "Effective Date"). At any time before the Effective Date of this Agreement, Cerqueira may revoke his acceptance.

        17. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between Cerqueira and Carrington, and may be modified only by a writing of contemporaneous or subsequent date executed by both Cerqueira and an authorized official of Carrington.

        SIGNED on the dates shown below.


                                      CARRINGTON LABORATORIES, INC.


   Dated: ________________________, 1998   By : __________________________
                                           Carlton E. Turner
                                           President & CEO



   Date: _________________________, 1998   ______________________________
                                           Luiz F. Cerqueia